EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

                 EXPRESS SCRIPTS REPORTS THIRD QUARTER EARNINGS;
                                  EPS GREW 33%

ST. LOUIS, OCTOBER 16, 2001--Express Scripts, Inc. (NASD: ESRX) announced third quarter net income of $32.2 million, or 40 cents per diluted share. This represents a 35 percent increase in net income and a 33 percent increase in diluted earnings per share compared with the $23.9 million, or 30 cents per diluted share for the same quarter last year. All per share amounts reflect the 2-for-1 stock split, which was effective June 22, 2001.

         Express Scripts generated $72.5 million in cash flow from operations in the third quarter compared with $59.1 million in the same quarter last year. During the quarter, the company repurchased 570,000 shares of common stock for $27.1 million. In addition, the company prepaid $50 million of debt, reducing the ratio of debt to total capitalization to 30 percent from 39 percent a year ago.

         "We are pleased to report another quarter of outstanding performance," stated Barrett Toan, chairman and chief executive officer. "This is evident in our strong earnings and cash flow generation, which allowed us to strengthen our financial position by repurchasing stock and prepaying debt. Our core business values, strong fundamentals and solid execution have enabled us to deliver even greater value to our plan sponsors and members, contributing to our strong growth."

         Based upon strong business fundamentals, the company believes it can achieve earnings growth in 2002 of 25 percent to 30 percent over 2001. In addition to this growth, the company will adopt FASB 142, which pertains to the elimination of goodwill amortization. The adoption of FASB 142 in 2002 will additionally increase net income by approximately $26 million, or 33 cents per diluted share.

STRONG OPERATING RESULTS

         Revenues for the third quarter of 2001 were $2.3 billion, a 35 percent increase over $1.7 billion for the third quarter of 2000. The year-to-year increase is due primarily to new membership and higher utilization and drug costs.

         Mail pharmacy prescriptions increased to 5.4 million during the third quarter of 2001, a 38 percent increase compared with the same quarter last year. Network pharmacy claims processed in the third quarter were 70.4 million, a 22 percent increase over the same quarter last year, excluding

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claims under the United HealthCare contract, which expired in 2000. EBITDA for the third quarter of 2001 was $80.9 million, an increase of 5 percent sequentially from the second quarter and 20 percent over the third quarter of 2000. EBITDA per adjusted claim was $0.93 for the third quarter of 2001 compared to $0.80 for the same quarter last year.

         Net income for the quarter included a $0.4 million after-tax extraordinary loss on the early retirement of debt. Net income for last year's third quarter included one-time items (extraordinary loss and non-recurring gain) which mostly offset each other. For the first nine months of 2001, Express Scripts reported net income of $90.9 million, or $1.13 per diluted share, excluding the third quarter extraordinary loss. This represents a 33 percent increase in net income and a 28 percent increase in diluted earnings per share, compared with the $68.1 million, or $0.88 per diluted share for the same period last year, excluding one-time items.

PRESCRIPTION DISCOUNT CARD INITIATIVES

         Express Scripts is focused on helping to provide workable health solutions for people often overlooked by other health programs. "Even though there has been a delay of the Federal Medicare Prescription Discount Card initiative, we have been active in a number of new prescription card initiatives," added Toan. "In addition to our contract with UnitedHealth Group to provide services to the AARP Pharmacy Services discount card program, we are excited to participate with GlaxoSmithKline and Citizens Health in launching their new prescription savings cards."

         GlaxoSmithKline's program will offer savings on its outpatient prescriptions medicines directly to eligible low-income seniors and the disabled. This program will be administered by Express Scripts' Specialty Distribution Services, a leading administrator for companies offering patient assistance programs. In addition, Express Scripts' Specialty Distribution Services continues to administer a significant portion of GlaxoSmithKline's other patient assistance programs.

         Citizens Energy Chairman Joseph P. Kennedy II recently announced the launch of Citizens Health to provide low-cost prescription drugs to uninsured senior citizens and working families in Massachusetts, Connecticut and Rhode Island. In addition to providing prescription counseling and education services, Express Scripts also negotiated with drug manufacturers and pharmacies for the savings Citizens Energy members will receive on prescription medications.

         Express Scripts will hold an investor conference call on October 17, 2001 at 10:00 a.m. CST to discuss the quarterly results and general operations of the Company. The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through the Investor Relations section of Express Scripts' website at http://www.express-scripts.com .


         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves 47.5 million members through thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.



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                                       3

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels
o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o the possible termination of, or unfavorable modification to, contracts with key clients or providers
o the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o    adverse results in litigation
o    risks associated with our leverage and debt service obligations
o risks associated with our ability to continue to develop new products, services and delivery channels
o developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o risks associated with our financial commitment relating to the RxHub venture
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives
o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW
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

                              EXPRESS SCRIPTS, INC.
                        UNAUDITED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                       3 MONTHS ENDED             9 MONTHS ENDED
                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                ------------------------    -------------------------
                                                      2001        2000           2001         2000
                                                -----------   ----------    -----------   -----------
Revenues
   Revenues                                     $ 2,349,770   $ 1,732,151    $ 6,612,372   $ 4,854,942
   Other revenues                                         -         4,338              -        10,423
                                                ------------  ------------   ------------  ------------
                                                  2,349,770     1,736,489      6,612,372     4,865,365
                                                ------------  ------------   ------------  ------------

Cost and expenses: (1)
   Cost of revenues                               2,205,472     1,603,650      6,172,736     4,462,677
   Selling, general and administrative               84,067        82,687        266,610       253,479
                                                ------------  ------------   ------------  ------------
                                                  2,289,539     1,686,337      6,439,346     4,716,156
                                                ------------  ------------   ------------  ------------
Operating income                                     60,231        50,152        173,026       149,209
                                                ------------  ------------   ------------  ------------
Other income (expense):
   Write-down of marketable securities (2)                -             -              -      (155,500)
   Undistributed loss from joint venture               (435)            -         (1,093)            -
   Interest income                                    1,837         2,774          5,521         6,201
   Interest expense                                  (8,417)      (10,861)       (26,190)      (38,245)
                                                ------------  ------------   ------------  ------------
                                                     (7,015)       (8,087)       (21,762)     (187,544)
                                                ------------  ------------   ------------  ------------
Income (loss) before income taxes                    53,216        42,065        151,264       (38,335)
Provision (benefit) for income taxes                 20,653        17,292         60,378       (10,363)
                                                ------------  ------------   ------------  ------------
Income (loss) before extraordinary items             32,563        24,773         90,886       (27,972)
Extraordinary items, net of taxes                      (372)         (898)          (372)         (898)
                                                ------------  ------------   ------------  ------------
Net income (loss)                               $    32,191   $    23,875    $    90,514   $   (28,870)
                                                ============  ============   ============  ============
Basic earnings (loss) per share (3):
   Before extraordinary items                   $      0.41   $      0.32    $      1.16   $     (0.37)
   Extraordinary items                                    -         (0.01)             -         (0.01)
                                                ------------  ------------   ------------  ------------
   Net income (loss)                            $      0.41   $      0.31    $      1.16   $     (0.38)
                                                ============  ============   ============  ============

Weighted average number of common shares
   outstanding during the period - basic (3)         78,382        76,662         77,978        76,326
                                                ============  ============   ============  ============

Diluted earnings (loss) per share (3)
   Before extraordinary items                   $      0.40   $      0.31    $      1.13   $     (0.37)
   Extraordinary items                                    -         (0.01)             -         (0.01)
                                                ------------  ------------   ------------  ------------
   Net income (loss)                            $      0.40   $      0.30    $      1.13   $     (0.38)
                                                ============  ============   ============  ============

Weighted average number of common shares
   outstanding during the period-diluted (3) (4)     80,612        78,580         80,156        76,326
                                                ============  ============   ============  ============

EBITDA (5)                                      $    80,869   $    67,308    $   231,864   $   208,840
                                                ============  ============   ============  ============
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SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS

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                              EXPRESS SCRIPTS, INC.

                                      NOTES
                                 (in thousands)

UNAUDITED STATEMENT OF OPERATIONS
(1) Includes depreciation and amortization expense of:

                                           3 MONTHS ENDED      9 MONTHS ENDED
                                            SEPTEMBER 30,       SEPTEMBER 30,
                                      -------------------   --------------------
                                         2001       2000     2001         2000
                                      ---------  --------   ---------  ---------
Cost of revenues                       $  4,506  $  2,675   $ 11,557    $  7,754
Selling, general and administrative    $ 16,132  $ 14,481   $ 47,281    $ 51,877


(2) Represents a $155,500 ($97,032 net of tax) write-off of our investment in PlanetRx during the second quarter of 2000.


(3) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(4) In accordance with FAS 128, basic weighted average shares were used to calculate EPS for the 9 months ended September 30, 2000 as the net loss and actual diluted weighted average shares (77,841) cause diluted EPS to be anti-dilutive.


(5) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.
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                              EXPRESS SCRIPTS, INC.

                             UNAUDITED BALANCE SHEET
                                 (in thousands)

                                                  SEPTEMBER 30,   DECEMBER 31,
                                                      2001            2000
                                                 -------------   -------------
ASSETS
Current assets
   Cash and cash equivalents                      $   104,820     $    53,204
   Receivables, net                                   831,921         802,790
   Inventories                                        109,243         110,053
   Other current assets                                26,121          32,122
                                                 -------------   -------------
      Total current assets                          1,072,105         998,169

Property and equipment, net                           154,869         147,709
Goodwill, net                                         951,273         967,017
Other intangible assets, net                          164,274         157,094
Other assets                                           17,777           6,655
                                                 -------------   -------------

Total assets                                      $ 2,360,298     $ 2,276,644
                                                 =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Claims and rebate payable                      $   831,605     $   878,622
   Other current liabilities                          290,388         237,322
                                                --------------   -------------
      Total current liabilities                     1,121,993       1,115,944

Long-term debt                                        346,199         396,441
Other long-term liabilities                            76,329          59,015
                                                --------------   -------------
      Total liabilities                             1,544,521       1,571,400

Total stockholders' equity                            815,777         705,244
                                                --------------   -------------

Total liabilities and stockholders' equity        $ 2,360,298     $ 2,276,644
                                               ===============   =============
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                              EXPRESS SCRIPTS, INC.
                        UNAUDITED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                    9 MONTHS ENDED SEPTEMBER 30,
                                                    ----------------------------
                                                       2001              2000
                                                    ----------     -------------

Cash flow from operating activities:
Net income (loss)                                    $  90,514        $ (28,870)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
   Depreciation and amortization                        58,838           59,631
   Write-down of marketable securities                       -          155,500
   Other                                                18,700          (29,092)
                                                    -----------      -----------
Net cash provided by operating activities:             168,052          157,169
                                                    -----------      -----------

Cash flows from investing and financing activities
   Purchases of property and equipment                 (36,830)         (46,976)
   Aquisitions and joint venture                       (19,582)               -
   Repayment of long-term debt                         (50,000)        (210,069)
   Treasury stock acquired                             (27,055)         (30,247)
   Other                                                17,031           19,675
                                                    -----------      -----------
Net cash used in investing and
 financing activities                                 (116,436)        (267,617)
                                                    -----------      -----------
Net increase (decrease) in cash and
 cash equivalents                                       51,616         (110,448)

Cash and cash equivalents at beginning
 of period                                              53,204          132,630
                                                    -----------      -----------

Cash and cash equivalents at end
 of period                                           $ 104,820        $ 22,182
                                                    ===========     ===========